Exhibit 99.2

First Priority Financial Corp.

August 13, 2014

To Our Investors:

We are pleased to report that for the third consecutive quarter, First Priority Financial Corp. (“FPFC”) reported quarterly earnings before income taxes which exceeded $600,000, and by quarter were $604,000 in the second quarter, 2014 compared to $610,000 in the first quarter, 2014 and $735,000 in the fourth quarter, 2013. As you may recall, the integration and system conversion of the former Affinity Bank into First Priority Bank (“FPB”) was completed in the third quarter of 2013 and the projected benefit of the conversion is becoming more evident each quarter. It is also important to note that exclusive of one-time merger related costs, FPFC has achieved twelve consecutive quarters of profitable results.

In the current quarter, FPFC reported consolidated net income of $597,000 for the three months ended June 30, 2014 or $0.07 per basic and diluted common share after preferred dividends and net warrant amortization of $121,000. Year to date, FPFC reported net income of $1.2 million or $0.15 per basic and diluted common share after preferred dividends and warrant amortization of $248,000.

Financial Highlights for the Second Quarter 2014

•	Total loans outstanding increased 8.1% to $362.8 million at June 30, 2014 compared to $335.7 million at December 31, 2013. The loan growth was driven by organic growth of $11.8 million and $15.3 million through a purchase of residential mortgage loans originated within our markets.

•	Asset quality continues to improve as non-performing loans were 0.96% of total loans outstanding as of June 30, 2014 compared to 1.27% as of December 31, 2013 while total non-performing assets were 0.97% of total assets compared to 1.18% as of these same dates, respectively.

•	Deposits totaled $353.7 million at June 30, 2014.

•	Capital ratios remain strong. First Priority Bank’s total risk based capital ratio at June 30, 2014 was 12.53%, well above the 10.00% regulatory requirements to be classified as “well capitalized”.

•	Shareholder’s equity totaled $44.6 million at June 30, 2014. Book value per common share and tangible book value per common share totaled $5.46 and $4.97, respectively, at that date.

Suite 104 • 2 West Liberty Boulevard • Malvern, PA 19355 • Tel: 610-280-7100 • Fax: 484-527-4037 • fpbk.com

•	Total assets were $456.9 million at June 30, 2014.

•	As of June 30, 2014, FPFC maintains a total valuation allowance related to net deferred tax assets, which is not included in shareholders’ equity, totaling $4.9 million or $0.76 per common share outstanding as of that date. Of that amount, $4.1 million, or $0.63 per common share relates to net operating loss (“NOL”) carryforwards or other tax-related timing differences, which would be recorded as an adjustment to income tax expense when the valuation allowance is reversed. This would result in an increase to both reported net income and shareholders’ equity in the period recorded. The remaining valuation allowance of approximately 800,000 or $0.13 per common share, primarily relates to an acquired NOL, which when recognized, would be recorded as a reduction of goodwill or other assets. At the current time, tax benefits included in the valuation allowance are available to offset future income tax expense as taxable income is realized. FPFC monitors the need for the valuation allowance for deferred taxes on a quarterly basis.

Business Development in the Berks County Market

We are also pleased to announce several management actions that have been completed which expand our presence and new business development activities in Berks County. Ms. Audra Glassmire has joined our organization as President of our Berks County market, with responsibility for commercial, small business and consumer business development and relationship management throughout the Berks, Lancaster and Western Montgomery County markets. Audra joined us from Santander Bank and has over 20 years banking and wealth management sales experience in the Berks County and surrounding markets.

Also joining our organization is Mr. Mark Ketch as Senior Vice President and Market Lending Executive. Mr. Ketch was the former President of Union Bank & Trust of Schuylkill County; he is located in our Wyomissing office and will focus his current efforts in the Berks County market.

Audra, Mark and Bill Hornberger, Senior Vice President and Senior Market Lending Executive, who has been with FPB since 2007, join together to form a highly experienced team that will drive our efforts in expanding our growth opportunities in this key market. We believe our new business development team including Steve Ehrlich and Sam McCullough, former Secretary of Economic Development for the Commonwealth of Pa., who works with FPB as a consultant, will provide us with one of the best, most experienced and well known banking complements in Berks County.

Summary

Our business environment continues to remain highly competitive even as the overall economy appears to be strengthening. We remain optimistic that FPB is well positioned to grow and provide increased value to our customers and shareholders.

Enclosed you will find our Consolidated Statements of Operations for the three and six months ended June 30, 2014 and 2013 and our Consolidated Balance Sheets as of June 30, 2014 and December 31, 2013.

We encourage you to review our detailed financial results and management’s discussion on Form 10-Q for the period ended June 30, 2014 which is available through our website at www.fpbk.com.

As always, we appreciate your support and we request that you refer us to your friends, associates and other business prospects for their banking or wealth management needs. Please do not hesitate to call us with any questions or comments.

Sincerely

David E. Sparks
Chairman and Chief Executive Officer

Steven A. Ehrlich
President